Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Coca-Cola European Partners plc:

•	Registration Statement No. 333-219945 on Form F-3, dated 14 August 2017

•	Registration Statement No. 333-208556 on Form S-8, dated 1 June 2016

•	Registration Statement No. 333-211764 on Form S-8, dated 1 June 2016 of our reports dated 15 March 2018, with respect to the consolidated financial statements of Coca-Cola European Partners plc and the effectiveness of internal control over financial reporting of Coca-Cola European Partners plc included in this Annual Report on Form 20-F of Coca-Cola European Partners plc for the year ended 31 December 2017.

/s/ Ernst & Young LLP

London, United Kingdom
15 March 2018